Exhibit 99.2
Connecticut Water Service, Inc. 93 West Main Street Clinton, Connecticut 06413-1600
2009 Mid-Year Report
Dear Shareholders:

I am pleased to inform you that on August 12, 2009, your Board of Directors increased the annual dividend rate on common shares by two cents to 91 cents per share, which is 2.2% above the current cash dividend. Over the past two years, the Company’s dividend has increased nearly 4.6%. The Company has raised its dividend payment in each of the last 40 years, and it has paid a dividend without interruption or reduction in every quarter since its founding 53 years ago. In addition to the dividend increase, there have been other important developments at the Company.

Financial Performance
Unusually wet and cool weather persisted through much of the spring and early summer. In fact, in Connecticut we experienced the 13th wettest June in the past 115 years, and the coolest in the past 24 years. Revenues in the second quarter were down nearly 6% compared to the second quarter of 2008. For the first 6 months of 2009 we reported earnings of $0.40 per share compared to $0.55 per share for the same period in 2008. We have taken measures to mitigate the weather’s temporary impact on our business, but remain focused on our long-term strategy to grow earnings. The Company anticipates the sale of a conservation easement to the Town of Windsor Locks in the second-half of 2009 and estimates that it will generate approximately $1 million in net income and contribute to 2009 earnings.

WICA Surcharge
On July 2nd, we placed our first Water Infrastructure and Conservation Adjustment (WICA) surcharge of 0.95% on customer bills. WICA allows us to recover investments in water main replacement and other conservation-related infrastructure improvements between rate cases. WICA projects must be preapproved by regulators and in service before a surcharge can be implemented. The WICA surcharge may be adjusted on a semi-annual basis. The program benefits all stakeholders; investing in pipe replacement reduces leakage, improves water quality and reliability of service to customers. In addition, construction dollars flow to local contractors, creating local jobs, and shareholders begin earning on their investment sooner. The program has been a great success to date.

Legend Hill Acquisition
In early September, we completed the acquisition of the Legend Hill water system in Madison, Connecticut. The acquisition gives us the equivalent of 120 new residential customers and allowed us to solve a water quality problem at the Legend Hill condominiums and two nearby public schools. The wells owned by the schools and condominium complex all had levels of uranium that were higher than allowed by drinking water standards. We worked with local and state officials on a creative solution to bring safe water to the condos and schools. We purchased the Legend Hill system for $1, installed uranium treatment equipment, and piping to bring the treated water to the schools – all within 9 months and in time for the beginning of this school year.

Achievements
Connecticut Water was named one of America’s Top 100 Fastest Growing Small Businesses by Fortune Small Business magazine. — The Company was recognized by the U.S. EPA for our commitment to safe drinking water with the Directors Award for our participation in the Partnership for Safe Drinking Water. Connecticut Water is one of only 16 utilities in the nation to receive the Directors Award for 10 years. — We also participated in ABC’s Extreme Makeover Home Edition project in Suffield, Connecticut. The episode is scheduled to air this September.

On behalf of the more than 200 professionals who work hard to keep your company successful, I thank you for your continued support.

Very truly yours,

/s/Eric W. Thornburg
Eric W. Thornburg
Chairman, President and CEO

Connecticut Water Service, Inc. & Subsidiaries

Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands except per share amounts)	2009	2008	2009	2008

Operating Revenues	$15,147	$16,020	$28,528	$29,589
Other Utility Income, Net of Taxes	$193	$155	$348	$276
Utility Operating Income	$3,215	$3,982	$5,438	$6,794
Gain on Property Transactions, Net of Taxes	$--	$--	$--	$--
Non-Water Sales Earnings (Services and Rentals), Net of Taxes	$253	$204	$462	$394
Net Income	$2,266	$2,951	$3,410	$4,656
Net Income Applicable to Common Shareholders	$2,256	$2,941	$3,391	$4,637
Basic Earnings Per Average Common Share	$0.27	$0.35	$0.40	$0.55
Diluted Earnings Per Average Common Share	$0.27	$0.35	$0.40	$0.55
Basic Weighted Average Common Shares Outstanding	8,512	8,416	8,502	8,405
Diluted Weighted Average Common Shares Outstanding	8,513	8,421	8,503	8,411
Book Value Per Share	$12.21	$12.10	$12.21	$12.10

Condensed Consolidated Balance Sheets (unaudited)

(In thousands)	June 30, 2009	June 30, 2008

ASSETS
Net Utility Plant	$310,576	$288,393
Current Assets	15,404	25,980
Other Assets	56,808	59,839

Total Assets	$382,788	$374,212

CAPITALIZATION AND LIABILITIES
Shareholders’ Equity	$104,146	$101,996
Preferred Stock	772	772
Long-Term Debt	92,094	92,256
Current Liabilities	25,492	22,495
Other Liabilities and Deferred Credits	160,284	156,693
Total Capitalization and Liabilities	$382,788	$374,212

	Equity Type	Record Date	Payable Date	Rate

Dividends Declared	Common (NASDAQ GS:CTWS)	September 1, 2009	September 15, 2009	$0.2275
	Preferred A (not publicly traded)	October 1, 2009	October 15, 2009	$0.20
	Preferred 90 (NASDAQ:CTWSP)	October 19,2009	November 2,2009	$0.225

	Declaration date	Record Date	Payable Date
Proposed Next Common Stock Dividend Dates	November 20, 2009	December 1, 2009	December 15, 2009
	November 20, 2009	March 1, 2010	March 15, 2010

Connecticut Water Service, Inc.	Stock Transfer, Dividend Disbursing Agent and
93 West Main Street	Agent to Administer Dividend Reinvestment Plan
Clinton, Connecticut 06413-1600	Registrar and Transfer Company
FAX: (860) 669 5579	10 Commerce Drive, Cranford, NJ 07016
Shareholder Info: 1 (800) 428-3985, Ext. 3016	1 (800) 368-5948
Website: www.ctwater.com	On-line information: http://www.rtco.com